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                                                                      Exhibit 11


                                     ORBIT/FR, Inc.


Exhibit 11. Statement Re: Computation of Earnings Per Share (amounts in thousands, except share and per share data)


                                          Three months ended          Six months ended
                                               June 30,                    June 30,
                                            1997       1996            1997       1996
                                        -------------------------------------------------
                                             (Unaudited)                 (Unaudited)
Net income                              $      865  $       50     $    1,451  $       77
                                        =================================================

Weighted average number of common
  shares outstanding                     4,219,780   4,000,000      4,110,497   4,000,000

Net effect of dilutive stock options-
  using the treasury stock method           42,734          --         21,963          --

Shares to be issued in connection
  with the AEMI acquisition                  9,171          --          4,611          --
                                        -------------------------------------------------
                                         4,271,685   4,000,000      4,137,071   4,000,000
                                        =================================================

Net income per common share             $     0.20  $     0.01     $     0.35  $     0.02
                                        =================================================